Exhibit 10.60

AMERICAN REPROGRAPHICS COMPANY

TO:	JONATHAN R. MATHER

FROM:	SATHIYAMURTHY CHANDRAMOHAN

SUBJECT:	2007 INCENTIVE BONUS; DELIVERABLES

DATE:	2/20/2007

CC:	K. SURIYAKUMAR

Jonathan, pursuant to Section 3(b) of your November 29, 2006 Employment Agreement with American Reprographics Company (“ARC”), this memorandum shall serve to confirm the performance criteria to be satisfied during ARC’s 2007 fiscal year in order for you, as “Executive,” to earn an “Incentive Bonus” for this year. As we discussed and agreed, those criteria include each and every one of the following:
a)	Cash generated before acquisitions and debt service, 95% of EBITDA for 2007;

b)	Closed 2007 acquisitions to generate $42.5 million revenues in 2007;

c)	Successfully manage ARC corporate budget, including bonus and expenses incurred in connection with follow-on offering, not to exceed $17.565 million for 2007; and

d)	Implement financial reporting with budgeting and variance reporting by Q4 of 2007.
As further agreed, in the event that each and every of these 2007 objectives has been achieved this year, the Incentive Bonus shall be fully payable pursuant to the terms of the Employment Agreement, and in the event each and every of these 2007 objectives is not so achieved, including item d) to my reasonable satisfaction, payment of any, or no, portion of the 2007 Incentive Bonus shall be as I determine, in my sole and absolute discretion.
Kindly sign below to confirm our agreement in this regard. This memorandum shall not amend or modify the Employment Agreement, which remains in full force and effect.

AMERICAN REPROGRAPHICS COMPANY,		EXECUTIVE
a Delaware corporation

By:	/s/ Sathiyamurthy Chandramohan	By:	/s/ Jonathan R. Mather

Name: Sathiyamurthy Chandramohan		Name: Jonathan R. Mather
Title: CEO